Exhibit 99.1

Sarepta Investor and Media Contact:

Erin Cox

425.354.5140

ecox@sareptatherapeutics.com

Sarepta Therapeutics Announces Proposed Public Offering of Common Stock

CAMBRIDGE, MA, — December 12, 2012 — Sarepta Therapeutics, Inc. (Nasdaq: SRPT), today announced that it is offering to sell, subject to market and other conditions, shares of its common stock in an underwritten public offering. Sarepta also intends to grant the underwriters a 30-day option to purchase from it up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any.

Lazard Capital Markets LLC is acting as the sole book-running manager of the offering.

Sarepta intends to use the net proceeds from the offering for general corporate purposes, including the continued development of eteplirsen and other product candidates.

A shelf registration statement on Form S-3 ASR relating to the public offering of the shares of common stock described above was filed with and automatically declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to these securities may also be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Sarepta, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements and Information

This press release contains statements that are forward-looking, including the statements about the proposed public offering of Sarepta’s common stock, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control, including risk and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that Sarepta will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Sarepta and its business can be found in the “Risk Factors” section of Sarepta’s most recent filing on Form 10-K, Form 10-Q and other SEC filings. Any forward-looking statement in this press release represents Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof, except as required by applicable law.